Exhibit 99.1


                                                           Contact:  Maria Brous
                                                                  (863) 680-5339




                        Publix Announces Annual Dividend

LAKELAND, Fla., March 6, 2008 - Publix Super Markets Inc. announced that its board of directors declared an annual cash dividend on its common stock. The 2008 dividend is 44 cents per share, up from 40 cents per share in 2007. The dividend will be paid June 2, 2008, to stockholders of record as of the close of business April 25, 2008.
         Publix stock is currently priced at $20.70 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
         Publix is privately owned and operated by its 146,000 employees, with 2007 sales of $23 billion. Currently Publix has 928 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE's "100 Best Companies to Work For in America" for 11 consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###